Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Record Financial Results

for the First Quarter of 2006

Revenue Increased 33% and Net income increased 159% Over Last Year’s Results

Lanham, Md., February 9, 2006 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the first quarter of fiscal 2006. Revenues for the quarter were $29.3 million, up from $21.9 million in the first quarter of fiscal 2005 - an increase of 33.5%. First quarter operating income was $4.6 million compared to $1.9 million for the first quarter last fiscal year, an increase of almost 150%, while net income was $3.1 million ($0.28 per diluted share) compared to $1.2 million ($.11 per diluted share) for the first quarter of fiscal 2005, which represents an increase of 159%. First quarter revenue, operating income, net income and earnings per share were all Company historic highs, exceeding prior records by 8%, 23%, 22% and 8%, respectively.

“I am extremely gratified by our first quarter results,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “Typically our first quarter is not our best quarter because of all the vacations and holidays that occur during this time of the year. To have this level of performance during this period is a tribute to our dedicated and hard working management team and staff.”

As recently announced, the Company has appointed Bernstein & Pinchuk LLP as its new independent auditors.

“Our Air Force ground systems business and our RT Logic subsidiary continue to lead the way for the Company in terms of both revenue growth and profitability. Our recent acquisition of Lumistar, Inc. also proved to be immediately accretive,” stated Chamberlain. “The Company has always maintained that the best way to bring value to shareholders is by growing the revenues and profits of the business. That is exactly what we have done in our first quarter, and this philosophy will continue to be our focus as we enter future periods.”

During the quarter, the Company repurchased 18,500 shares of its common stock under its existing stock buyback program. It is the Company’s practice to repurchase shares at points where its price is accretive to earnings per share.

The Company also announced that its Board of Directors has declared a cash dividend of $0.05 per share to all stockholders of record as of the close of business on March 2, 2006. The dividend is scheduled to be paid on or about March 29, 2006.

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Mr. Chamberlain will host a conference call Monday, February 13, 2006 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company business. To participate or listen to the call, dial 800-706-9125. A replay of the conference call can be heard February 13, 2006 from 12:30 p.m. ET through Wednesday, February 15, 2006 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21283093.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 410 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended December 31, 2005 and 2004

	Three Months Ended December 31,
	2005	2004
	(unaudited)	(unaudited)
Revenue	$29,257,590	$21,919,534
Total Cost of Revenue	19,852,748	14,784,470

Gross Margin	9,404,842	7,135,064

Operating Expenses
SG&A	3,399,831	3,772,006
Research & Development	743,301	782,770
Product Amortization	400,000	645,409
Intangible Asset Amortization	216,238	68,750

Total Operating Expenses	4,759,370	5,268,935

Income from Operations	4,645,472	1,866,129

Interest income	378,049	213,067
Other Income (Expense)	(168,876)	(254,987)

Income Before Income Taxes	4,854,645	1,824,209

Income Taxes	1,784,191	638,822

Net Income	$3,070,454	$1,185,387

Weighted Average Number of Common Shares Outstanding During Period	10,670,647	10,045,127
Earnings Per Share (Basic)	$0.29	$0.12
Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,936,265	10,368,603
Earnings Per Share (Diluted)	$0.28	$0.11

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